Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Sanchez Energy Corporation
Houston, Texas

        We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-185853 and No. 333-196653) and Form S-8 (No. 333-178920 and No. 333-193017) of Sanchez Energy Corporation of our reports dated March 2, 2015, relating to the consolidated financial statements and the effectiveness of Sanchez Energy Corporation's internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting as of December 31, 2014.

/s/ BDO USA, LLP

Houston, Texas
March 2, 2015